UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                             SCHEDULE 13G

               Under the Securities Exchange Act of 1934


                          (Amendment No. 7)*


                         Dialog Semiconductor plc
                             (Name of Issuer)

                             Ordinary Shares
                      (Title of Class of Securities)

                                 5982200
                              (CUSIP Number)

                            December 31, 2008
         (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



















CUSIP: 5982200                                                  Page 1 of 9


 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Capital Group International, Inc.


 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)                                                 (a)

                                                                    (b)
 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

             5   SOLE VOTING POWER

                  NONE


             6   SHARED VOTING POWER
 NUMBER OF
   SHARES         NONE
BENEFICIALL
 Y OWNED BY
             7   SOLE DISPOSITIVE POWER
    EACH
 REPORTING        NONE
   PERSON
   WITH:
             8   SHARED DISPOSITIVE POWER

                  NONE

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     NONE
     Please note that this amendment to Schedule 13G is meant to reflect that the Ordinary Shares of Dialog Semiconductor plc is no longer reportable under Rule 13D-G because of Dialog Semiconductor plc's 15-F filing dated 08/01/2007. The amount represented may not reflect actual holdings by The Capital Group International, Inc. and its subsidiaries.
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC





CUSIP: 5982200                                                  Page 2 of 9

 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Capital Guardian Trust Company


 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)                                                 (a)

                                                                    (b)
 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

             5   SOLE VOTING POWER

                  NONE


             6   SHARED VOTING POWER
 NUMBER OF
   SHARES         NONE
BENEFICIALL
 Y OWNED BY
             7   SOLE DISPOSITIVE POWER
    EACH
 REPORTING        NONE
   PERSON
   WITH:
             8   SHARED DISPOSITIVE POWER

                  NONE

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     NONE
     Please note that this amendment to Schedule 13G is meant to reflect that the Ordinary Shares of Dialog Semiconductor plc is no longer reportable under Rule 13D-G because of Dialog Semiconductor plc's 15-F filing dated 08/01/2007. The amount represented may not reflect actual holdings by The Capital Group International, Inc. and its subsidiaries.
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%





CUSIP: 5982200                                                  Page 3 of 9

 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA  BK



















































CUSIP: 5982200                                                  Page 4 of 9

 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Capital Guardian International (Non-U.S.) Small Capitalization Master
     Fund

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)                                                 (a)

                                                                    (b)
 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

             5   SOLE VOTING POWER

                  NONE


             6   SHARED VOTING POWER
 NUMBER OF
   SHARES         NONE
BENEFICIALL
 Y OWNED BY
             7   SOLE DISPOSITIVE POWER
    EACH
 REPORTING        NONE
   PERSON
   WITH:
             8   SHARED DISPOSITIVE POWER

                  NONE

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     NONE
     Please note that this amendment to Schedule 13G is meant to reflect that the Ordinary Shares of Dialog Semiconductor plc is no longer reportable under Rule 13D-G because of Dialog Semiconductor plc's 15-F filing dated 08/01/2007. The amount represented may not reflect actual holdings by The Capital Group International, Inc. and its subsidiaries.
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO




CUSIP: 5982200                                                  Page 5 of 9

                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                             Schedule 13G
               Under the Securities Exchange Act of 1934


Amendment No. 7

Item 1(a)     Name of Issuer:
       Dialog Semiconductor plc

Item 1(b)     Address of Issuer's Principal Executive Offices:
       Neue Strasse 95
       73230 Kirchheim / Teck-Nabern
       Germany

Item 2(a)     Name of Person(s) Filing:
       Capital Group International, Inc., Capital Guardian Trust
       Company and Capital Guardian International (Non-U.S.) Small Capitalization Master Fund

Item 2(b)     Address of Principal Business Office or, if none,
       Residence:
       11100 Santa Monica Blvd.
       Los Angeles, CA  90025

Item 2(c)     Citizenship:   N/A

Item 2(d)     Title of Class of Securities:
       Ordinary Shares

Item 2(e)     CUSIP Number:
       5982200

Item 3 If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
       (b)     [X]     Bank as defined in section 3(a)(6) of the Act
            (15 U.S.C. 78c).
       (e)      [X]     An investment adviser in accordance with
            section 240.13d-1(b)(1)(ii)(E).
       (g)     [X]     A parent holding company or control person in
            accordance with section 240.13d-1(b)(1)(ii)(G).

Item 4     Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


       (a)    Amount beneficially owned:
       (b)    Percent of class:
       (c)    Number of shares as to which the person has:
       (i)    Sole power to vote or to direct the vote:
       (ii)   Shared power to vote or to direct the vote:
       (iii)  Sole power to dispose or to direct the disposition of:
       (iv)   Shared power to dispose or to direct the disposition of:

CUSIP: 5982200                                                  Page 6 of 9

       See pages 2 to 4

       N/A

Item 5 Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6     Ownership of More than Five Percent on Behalf of Another
       Person: N/A


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

       1. Capital Guardian Trust Company is a bank as defined in
          Section 3(a)(6) of the Act and an investment adviser registered under Section 203 of the Investment Adviser Act of 1940, and a wholly owned subsidiary of Capital Group
          International, Inc.

       2. Capital International Research and Management, Inc. dba
          Capital International, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of Capital Group International, Inc.

Item 8     Identification and Classification of Members of the Group:
       N/A

Item 9     Notice of Dissolution of Group:  N/A

Item 10     Certification

       By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.













CUSIP: 5982200                                                  Page 7 of 9

     Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        Date:          February 2, 2009

        Signature:     ***Peter C. Kelly
        Name/Title:    Peter C. Kelly, Secretary
                       Capital Group International, Inc.

        Date:          February 2, 2009

        Signature:     *Peter C. Kelly
        Name/Title:    Peter C. Kelly, Senior Vice President and
                       Senior Counsel
                       Capital Guardian Trust Company

        Date:          February 2, 2009

        Signature:     *Peter C. Kelly
        Name/Title:    Peter C. Kelly, Senior Vice President and
                       Senior Counsel
                       Capital Guardian Trust Company, Trustee
                       of Capital Guardian International (Non-
                       U.S.) Small Capitalization Master Fund



        ***By  /s/ Kristine M. Nishiyama
               Kristine M. Nishiyama
               Attorney-in-fact

          Signed pursuant to a Power of Attorney dated December 10, 2008 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Capital Group
          International, Inc. on January 9, 2009 with respect to Banro Corporation.














CUSIP: 5982200                                                  Page 8 of 9

                               AGREEMENT

                            Los Angeles, CA
                           February 2, 2009

  Capital Group International, Inc. ("CGII"), Capital Guardian Trust Company ("CGTC") and Capital Guardian International (Non-U.S.) Small Capitalization Master Fund ("INTICF") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of Ordinary Shares issued by Dialog Semiconductor plc.

  CGII, CGTC and INTICF state that they are each entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

  CGII, CGTC and INTICF are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the others.



                 CAPITAL GROUP INTERNATIONAL, INC.

                 BY:              ***Peter C. Kelly
                                  Peter C. Kelly, Secretary
                                   Capital Group International,
                                   Inc.


                 CAPITAL GUARDIAN TRUST COMPANY

                 BY:              *Peter C. Kelly
                                  Peter C. Kelly, Senior Vice
                                   President and Senior Counsel
                                   Capital Guardian Trust Company


                 CAPITAL GUARDIAN INTERNATIONAL (NON-U.S.) SMALL
                 CAPITALIZATION MASTER FUND

                 BY:              *Peter C. Kelly
                                  Peter C. Kelly, Senior Vice
                                   President and Senior Counsel
                                   Capital Guardian Trust Company,
                                   Trustee of Capital Guardian
                                   International (Non-U.S.) Small
                                   Capitalization Master Fund


***B /s/ Kristine M. Nishiyama
y
     Kristine M. Nishiyama
     Attorney-in-fact

     Signed pursuant to a Power of Attorney dated December 10, 2008 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Capital Group International, Inc. on January 9, 2009 with respect to Banro Corporation.

CUSIP: 5982200                                                  Page 9 of 9